EXHIBIT 99.1

Waste Industries USA, Inc. Declares Quarterly Cash Dividend

Raleigh, North Carolina, August 10, 2006 – Waste Industries USA, Inc. (Nasdaq: WWIN), a regional, non-hazardous solid waste services company, today announced that its Board of Directors declared a quarterly dividend based on the Company’s second quarter performance. The dividend of $0.10 per share is payable September 1, 2006 to shareholders of record at the close of business on August 25, 2006.

This dividend was declared in keeping with the Company’s previously announced annual dividend policy to consider paying cash dividends on a quarterly basis and is an increase over the prior quarter’s dividend rate. The payment of future cash dividends under the Company’s policy is subject to the continuing determination by the Board of Directors that the policy remains in the best interests of Waste Industries’ shareholders and in compliance with laws applicable to the declaration and payment of cash dividends.

Jim W. Perry, President and Chief Executive Officer, stated, “We are pleased to reward our shareholders with an 11% increase in the quarterly dividend to $0.10 per share based on our strong performance in the second quarter. Our Board of Directors believes the result of many of our strategic initiatives has been a positive impact on our performance as reflected in our recently announced second quarter earnings.”

Waste Industries USA, Inc. is a vertically integrated solid waste services company that provides collection, transfer, disposal and recycling services to commercial, industrial and residential customer locations in the states of North Carolina, South Carolina, Virginia, Tennessee, Georgia and Mississippi.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 about expectations and assumptions about the payment of future dividends. The Company’s cash dividend policy and the payment of future cash dividends under that policy are subject to the continuing determination by the Board of Directors that the policy remains in the best interests of the Company’s shareholders and in compliance with laws applicable to the declaration and payment of cash dividends and financial and other covenants contained in the Company’s revolving credit facility. Factors that could affect the Board’s decision on dividends include risks and uncertainties that could affect the Company’s operations, such as increases in fuel prices, economic trends, risks in the development and operation of landfills, weather conditions, managing growth and other risks set forth from time to time in the Company’s SEC filings.